News Release
FOR IMMEDIATE RELEASE

CAMPBELL & COMPANY ANNOUNCES RESEARCH MANAGEMENT CHANGE

BALTIMORE, MD, March 12, 2010 – Campbell & Company today announced a change in its research management team.  By mutual agreement, Chief Investment Officer Kevin Heerdt is leaving the firm to pursue other interests.

While Mr. Heerdt has directed Campbell’s research efforts in recent years, he was supported by a strong team of mathematicians and scientists who will remain with the firm.

Going forward, management of the research and investment process at Campbell will be conducted by an Investment Committee chaired by Campbell’s Vice Chairman Bruce Cleland. Other members of the Investment Committee will be Research Director, Xiaohua Hu, PhD, and Chief Operating Officer Will Andrews.

Dr. Hu has worked at Campbell for 17 years, during which time he has played a key role in the evolution of its systematic investment processes. He will continue to provide senior scientific leadership to the research team. Mr. Andrews has worked at Campbell for 13 years, initially as executive assistant to former Head of Research, Bill Clarke. He was recently appointed to the position of COO.

Terri Becks continues in her role as President and Chief Executive Officer, assisted by the firm’s Executive Committee. No other changes among senior management at the firm are anticipated.

Ms. Becks commented, “Campbell is a research-driven organization with a commitment to innovation and excellence. No negative impact on Campbell’s investment performance is anticipated as a result of this change. The firm will continue to focus on delivering investment solutions and strategies that generate superior absolute returns for our investors.”

Campbell & Company is based in Baltimore, Maryland, and is one of the oldest and largest alternative investment management firms in the world. The company was founded in 1972, and manages global futures, currencies and equities portfolios for clients using sophisticated quantitative investment strategies.

For further information:	# # # Tracy Wills-Zapata Managing Director, Business Development (410) 413-4554